Exhibit (a)(5)(c)

Subject: Horizon to Acquire Viela Bio, Inc.

Hi everyone,

I am pleased to share that today we take a significant step in advancing our strategy to expand our pipeline with the acquisition of Viela Bio, Inc., a biotechnology company based in Gaithersburg, Maryland, focused on the discovery, development and commercialization of treatments for autoimmune and severe inflammatory diseases. We expect the transaction to close by the end of this quarter, subject to certain conditions. Here are links to the release and our investor presentation: https://bit.ly/39AaHnP and https://bit.ly/36vz04m.

As we have discussed before, it is important for us to find opportunities that fit strategically, culturally and give us the greatest opportunity for success – Viela aligns perfectly. With this acquisition, we add four candidates with nine development programs from Phase 1 to Phase 3 to our growing pipeline. One of these candidates is an on market medicine, UPLIZNA, which was approved in June 2020 and is the first and only FDA-approved B-cell-depleting monoclonal antibody for the treatment of neuromyelitis optica spectrum disorder (NMOSD), a rare, severe autoimmune disease that attacks the optic nerve, spinal cord and brain stem, which can lead to loss of vision and paralysis. The addition of this portfolio will both strengthen our position in current Horizon areas such as rheumatology and nephrology and expand our presence into new promising areas as well, and overall make Horizon a leading player in the field of immunology.

In addition, we gain a talented team of approximately 170 people, with approximately 60 scientists in R&D who are skilled in early-stage research, translational and clinical development capabilities, with a focus on moving scientific research findings into practice so they can have a therapeutic impact. They will be a great addition to our already strong and experienced R&D team. All of this, combined with our successful track record of late-stage development and commercial expertise, will create an even stronger Horizon.

Like our approach with TEPEZZA and KRYSTEXXA, we will continue to explore the full potential of UPLIZNA and the pipeline candidates. UPLIZNA is already being evaluated in Phase 3 trials in myasthenia gravis, a chronic autoimmune neuromuscular disorder and in IgG4-related disease, a group of disorders marked by tumor-like swelling and fibrosis of affected organs. Additionally, it is also being studied in a Phase 2 trial for kidney transplant desensitization.

I am also excited about the potential opportunities that exist with the rest of the pipeline. VIB4920, is an investigational fusion protein currently being studied in a Phase 2b trial in Sjögren’s syndrome and Phase 2 trials for kidney transplant rejection and rheumatoid arthritis. VIB7734, is an investigational human monoclonal antibody designed to deplete plasmacytoid dendritic cells and is currently being studied in a Phase 2 trial for systemic lupus erythematosus, which is expected to begin in the first half of this year and a Phase 1 trial for the treatment of COVID-19-related acute lung injury. Finally, VIB1116 is a monoclonal antibody that will be studied in a Phase 1 exploratory trial in autoimmune diseases that is expected to begin by the middle of this year.

We are committed to maintaining our multi-location R&D presence and intend to remain in the Gaithersburg, Maryland area. Like Horizon, Viela cares deeply about patients, its people and the communities where they live and work. Our future success will be amplified by our very similar company cultures and I am excited to see how much more we will accomplish together.

Throughout the past 10 months, we have faced significant challenges and you have continued to exceed expectations, which has allowed us to make the biggest acquisition in the company’s history. Your hard work and determination to make Horizon successful and to build our reputation externally are the reason why we are in this position today. You should all be proud of what we have achieved together.

Please plan to join our all-employee meeting today at 9 a.m. CT (7 a.m. PT, 3 p.m. IST and 4 p.m. CET) to further discuss details of the acquisition.

Thanks,

Tim

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of Viela Bio, Inc. (“Viela”) and the timing and benefits thereof, Horizon Therapeutics plc’s (“Horizon”) strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, the timing of the initiation of clinical trials, the potential benefits and applications of inebilizumab, patent terms and other statements that are not historical facts. These forward-looking statements are based on Horizon’s and Viela’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon Therapeutics USA, Inc.’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Viela tender their shares in the transaction; the final terms and conditions of Horizon’s financing for the transaction; the outcome of legal proceedings that may be instituted against Viela and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Viela and its products, including uncertainty of the expected financial performance of Viela and its products; risks related to the uncertainty of the research, development and regulatory approval process for product candidates; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement, and the possibility that if Viela does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon’s shares could decline, the risk that further TEPEZZA manufacturing run cancellations, whether as a result of additional government orders or other issues at Horizon’s third party manufacturers, or failed manufacturing runs could exacerbate and prolong TEPEZZA supply disruptions; whether the FDA approves Horizon’s prior approval supplement for TEPEZZA and the timing for any approval, as well as other risks related to Horizon’s and Viela’s businesses detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Viela’s respective Securities and Exchange Commission (“SEC”) filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2019 and subsequent quarterly and current reports filed with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Horizon’s and Viela’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Horizon and Viela undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in their expectations, except as required by law.

Additional Information and Where to Find It

The tender offer described in this press release (the “Offer”) has not yet commenced, and this press release is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Viela or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Horizon, Horizon Therapeutics USA, Inc. and Teiripic Merger Sub, Inc., and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Viela. The offer to purchase shares of Viela common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by Viela under the “Investors/Media” section of Viela’s website at www.vielabio.com.